Exhibit 10.3

Confidential

AMENDMENT NO. 2

TO THE MATERIAL TRANSFER, OPTION AND RESEARCH LICENSE AGREEMENT

EFFECTIVE AS OF DECEMBER 1, 2014

WHEREAS, Aegis Therapeutics, LLC, (“Aegis”) and Lightlake Therapeutics Inc. (“Lightlake”) have previously entered into the Material Transfer, Option and Research License Agreement dated as of December 1, 2014, as amended on December 16, 2014 (the “Agreement”); and

WHEREAS, the Parties wish to amend that Agreement effective May 19, 2015 (the “Amendment Effective Date”).

NOW, THEREFORE, in consideration of, among other things, the premises, representations, respective covenants and agreements contained herein, each party hereby agrees to the following:

1.	Section B.3.a shall be deleted in its entirety and replaced with the following (the words in italics, bolded and underlined represent the new language):

“Aegis hereby grants to Lightlake an exclusive royalty-free research license to the Technology for a period beginning on the Effective Date and ending August 17, 2015 (the “Compound Research Period”) for the sole purpose of (i) conducting the Study with the Compound and such other activities as described herein and (ii) evaluating Lightlake’s interest in licensing the Technology in the Field for the Compound (the “Compound Purpose”). The Technology may not be used in clinical trials involving human subjects without the written permission of Aegis. During the Compound Research Term, Lightlake may provide the Technology to contract research or service organizations to perform the Studies or activities contemplated in Attachment A, provided that such organizations have confidentiality obligations at least as protective as those set forth in this Agreement. The Compound Research Period may be extended through February 13, 2016 by Lightlake (the “First Extension”), in its sole discretion, making a non-refundable payment of $150,000 (the “First Extension Fee”) prior to October 13, 2015. There may be a second extension of the Contract Research Period through August 11, 2016 by Lightlake, (the “Second Extension”) in its sole discretion, making another non-refundable payment of $150,000 (the “Second Extension Fee”) prior to February 13, 2016. Lightlake may elect to pay up to 50% of both Study Fee extensions by issuing to Aegis shares of Lightlake’s common stock subject to the provisions of Section B.1 of this Agreement with the measurement date for determining the number of shares to be issued set as August 17, 2015 for the First Extension. In the event that Lightlake exercises the Lightlake Option prior to the Second Extension, then First Extension Fee shall be fully creditable against the Upfront License Fee (as defined in Attachment B) provided that the definitive License Agreement has been executed during the 120 day period following exercise of the Lightlake Option. In the event that Lightlake exercises the Lightlake Option subsequent to the Second Extension, then only the Second Extension Fee shall be fully creditable against the Upfront License Fee (as defined in Attachment B) provided that the definitive License Agreement has been executed during the 120 day period following exercise of the Lightlake Option.

2.	All other terms and conditions of the Agreement shall remain in full force and effect.

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Confidential

3.	This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement. A facsimile copy of this Agreement bearing the signature (original or facsimile version) of both parties shall be binding on the parties.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to the Agreement to be executed by their respective duly authorized officers as of the Amendment Effective Date.

Aegis Therapeutics, LLC

By:	/s/ Ralph R. Barry
Ralph R. Barry
Chief Business Officer

Lightlake Therapeutics Inc.

By:	/s/ Kevin A. Pollack
Kevin A. Pollack
Chief Financial Officer

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